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                                                         EXHIBIT 3.3


                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                               TORREY INVESTMENTS INC.

         Torrey Investments Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the certificate of incorporation of said corporation to increase the total number of shares which the corporation shall have authority to issue from 1,100 shares, of which 1,000 shares of the par value of $.01 per share are designated as "Common Stock" and 100 shares of the par value of $.01 per share are designated as "Class B Common Stock," to 11,000 shares, of which 10,000 shares of the par value of $.01 per share shall be designated as "Common Stock" and 1,00 shares of the par value of $.01 per share shall be designated as "Class B Common Stock," and to change paragraph (c) thereof to provide that dividends or distributions payable in stock of the corporation shall be distributed only in the same class of stock as that held by the stockholder, so that, as amended, the first paragraph of said Article shall read as follows:



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         "FOURTH.  The total number of shares of all classes of stock which the corporation shall have authority to issue is 11,000 shares, of which 10,000 shares of the par value of $.01 per share shall be designated as "Common Stock" and 1,000 shares of the par value of $.01 per share shall be designated as "Class B Common Stock." The powers, preferences and rights of the Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be identical in all respects, except as otherwise required by law and except as follows:"

and paragraph (c) of said Article shall read as follows:

         "(c) The holders of the Common Stock and the Class B Common Stock shall be entitled to share equally, on a per share basis, in all dividends declared from time to time by the Board of Directors of the corporation and in all distributions to stockholders upon any liquidation, dissolution or winding up of the corporation, provided that such dividends or distributions are payable in cash or property other than shares of stock of the corporation. In the event of any dividend or distribution payable in shares of stock of the corporation, only shares of Com- mon Stock shall be distributed with respect to the Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common


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    Stock, in each case on an equal share-for-share basis as to all outstanding shares of each such class of stock."

         SECOND. The foregoing amendment was duly adopted by the favorable vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon and a majority of the outstanding shares of stock of each class entitled to vote thereon as a class in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Torrey Investments Inc. has caused this certificate to be signed by Terence J. Gooding, its President, and attested by Shirlee A. Ewell, its Secretary, on the 27th day of January, 1993.


                                       TORREY INVESTMENTS, INC.



                                       By /s/ Terence J. Gooding
                                           ------------------------------
                                           Terence J. Gooding

Attest:



By /s/ Shirlee A. Ewell
  -------------------------------
  Shirlee A. Ewell


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